March 29, 1999


Dear Fellow Stockholder:

You are cordially invited to attend USG Corporation's annual meeting of stockholders to be held at 9:15 a.m. on Wednesday, May 12, 1999, in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois.

At the meeting, you will have the opportunity to learn more about USG's notable performance in 1998 and our strategy for continuing profitable growth. The attached Notice of Annual Meeting and proxy statement describe all known items to be acted upon by stockholders.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. If your bank or broker offers telephone or Internet voting and you choose to use one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible. If you then attend the meeting, you may, in your discretion, withdraw your proxy and vote in person.

In closing, I hope that you will be able to attend USG's annual meeting, and I look forward to the chance to report to you on our progress and plans.

Sincerely,

/s/ William C. Foote
--------------------
William C. Foote
Chairman of the Board

125 South Franklin Street        USG Corporation          Chicago, IL 60606-4678

                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS


         The annual meeting of stockholders of USG Corporation will be held in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois, on Wednesday, May 12, 1999, at 9:15 a.m., Central Daylight Time, for the following purposes:


     1. To elect four directors for a term of three years, pursuant to the Corporation's by-laws.

     2. To consider ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting.

         Pursuant to a provision in the Corporation's by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must be introduced by a motion, and any such motion must be seconded before consideration of it may begin or before a vote on it may be obtained.

         The Board of Directors has fixed the close of business on March 17, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

         A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each will be available for examination by any stockholder at the office of the Corporate Secretary of the Corporation, 125 South Franklin Street, Chicago, Illinois, during ordinary business hours beginning April 28, 1999, and running throughout the course of the meeting.

                                            By order of the Board of Directors


                                            /s/ Dean H. Goossen
                                            -------------------
                                            Corporate Secretary

Chicago, March 29, 1999

                    IMPORTANT -- PLEASE SIGN, DATE AND RETURN
                         THE ENCLOSED PROXY PROMPTLY IN
                             THE ENCLOSED ENVELOPE.


                            PROXY STATEMENT AND PROXY

         This proxy statement has been prepared by the management of USG Corporation (the "Corporation"). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Corporation to be held on May 12, 1999, and any adjournment thereof. The notice of the meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement together with notice, proxy, and other accompanying materials, on or about March 26, 1999.

         The Board of Directors has selected the close of business on March 17, 1999 (the "Record Date"), as the time for determining the holders of record of the Corporation's common stock, par value $0.10 per share ("Common Stock"), entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the Record Date, the Corporation had outstanding shares of Common Stock, and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

         Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. The affirmative vote of the holders of a majority of the stock entitled to vote and present in person or represented by proxy is required for election of directors and for ratification of the appointment of independent public accountants. Broker non-votes (i.e., the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners) with respect to any matter are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for or against the election of directors or a particular matter, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter.

         Any person giving a proxy may revoke it at any time before it has been voted by (i) giving written notice of revocation to the Corporate Secretary of the Corporation, (ii) submitting to the Corporation a valid proxy voting the same shares and having a later date, or (iii) voting by ballot at the annual meeting.

         All proxies received (and not revoked) pursuant to this solicitation will be voted by the individuals named in the proxy as indicated below, except as to matters where authority to vote is specifically withheld and except as to matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given and authority is not withheld, the individuals named in the proxy solicited by the Board of Directors intend to vote for the nominees for election as directors named below and for ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1999.

         The Northern Trust Company, as trustee of the USG Corporation Investment Plan, held of record 745,009 shares of Common Stock as of December 31, 1998, or approximately 1.5% of the total of such shares outstanding. All shares so held by the Trustee on the Record Date will be voted in accordance with instructions given by Plan participants. Shares as to which no instructions are received will be voted by the Trustee in the same proportions as those shares for which instructions are received.

     Except as otherwise expressly indicated, all information in this proxy statement is provided as of March 17, 1999.

                             PRINCIPAL STOCKHOLDERS

         The following table lists the beneficial ownership of Common Stock as of December 31, 1998 (except as indicated otherwise below), with respect to all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock outstanding on such date. The information shown was provided by the respective persons pursuant to Schedules 13D or 13G filed with the Securities and Exchange Commission ("SEC").

Name and Address                           Amount of
of Beneficial Owner                   Beneficial Ownership    Percent of Class
-------------------                   --------------------    ----------------



John R. Simplot   ................        4,797,300                 9.7%
Self-Declaration of
Revocable Trust (a)
999 Main Street
Boise, ID   83702

FMR Corp. (b).....................        3,890,100                 7.9%
82 Devonshire Street
Boston, MA  02109

Glickenhaus & Co. (c).............        3,509,500                 7.1%
6 East 43rd Street
New York, NY   10017

Harris Associates L.P. (d)........        3,009,670                 6.1%
Two North LaSalle Street
Chicago, IL   60602


     (a) The John R. Simplot Self-Declaration of Revocable Trust reported on Amendment No. 1 to a Schedule 13D that as of January 25, 1999, it was the beneficial owner of 4,797,300 shares. As trustee of the Trust, Mr. Simplot has sole voting and dispositive power with respect to 4,737,300 shares owned by the Trust and shared voting and dispositive power with his son, Don Simplot, with respect to 60,000 shares held in a joint account for the benefit of Don Simplot, in which Mr. Simplot disclaims any beneficial interest.

     (b) FMR Corp. reported that Fidelity Management & Research Company ("Fidelity"), an investment advisor and a wholly owned subsidiary of FMR Corp., through certain funds advised by it, was the beneficial owner of 3,882,900 shares, and that Fidelity Management Trust Company, also wholly owned by FMR Corp., was the beneficial owner of 7,200 shares. According to its Schedule 13G, FMR Corp. and its Chairman, Edward C. Johnson 3d, through their control of Fidelity, and the funds advised by Fidelity each had sole power to dispose of the 3,882,900 shares owned by such funds; sole power to vote such shares was held by such funds' respective boards of trustees. Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., own 12.0% and 24.5%, respectively, of the aggregate outstanding voting stock of FMR Corp.; the Johnson family group and all other Class B shareholders of FMR Corp. have entered into a shareholders' voting agreement under which all Class B shares of FMR Corp. will be voted in accordance with the majority vote of such Class B shares; accordingly, members of the Johnson family, through their ownership of voting common stock and the execution of a shareholders' voting agreement, form a controlling group with respect to FMR Corp.

     (c) Glickenhaus & Co., an investment advisor, reported that it was the beneficial owner of 3,509,500 shares, having sole voting power with respect to 2,873,347 shares and sole dispositive power with respect to 3,509,500 shares.

     (d) Harris Associates, L.P., an investment advisor, reported that it was the beneficial owner of 3,009,670 shares, having shared voting power with respect to all such shares, sole dispositive power with respect to 568,870 shares and shared dispositive power with respect to 2,440,800 shares.


                       ITEM NO. 1 - ELECTION OF DIRECTORS

    The Board of Directors of the Corporation currently is composed of 14 directors, divided into three classes, two of which currently have five members each, the other having four members. Each class is elected for a three-year term. One class will be elected at the annual meeting of stockholders on May 12, 1999. The remaining classes will be elected in 2000 and 2001, respectively.

     The four candidates nominated by the Board of Directors for election as directors at the annual meeting of stockholders on May 12, 1999, are identified below. If any nominee identified below should for any reason become unavailable prior to the meeting, which the Board of Directors does not anticipate, the Board of Directors prior to the meeting will either (i) reduce the size of the Board to eliminate the position for which that person was nominated, or (ii) nominate a new candidate in place of any such person and vote in favor of the new candidate all shares represented by proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld.

    A provision in the Corporation's by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision requires that a director who is not an officer or employee retire from Board service at the end of the first annual meeting of stockholders following such director's 70th birthday. One director, Philip C. Jackson, Jr., will retire at the end of the 1999 annual meeting pursuant to such by-law provision, and the Corporation has no immediate plans to nominate a successor.

    Information shown for nominees and directors has been furnished to the Corporation by such nominees and directors.


                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                     FOR A THREE-YEAR TERM TO EXPIRE IN 2002


    ROBERT L. BARNETT, 58, President, Commercial, Governmental and Industrial Solutions Sector, Motorola Corporation (since July 1998); President, Land Mobile Products Sector, Motorola Corporation (1997-1998), Vice President and General Manager, iDEN Group, Motorola Corporation (1995-1997), private consultant, international telecommunications (1993-1994); formerly Vice Chairman of Ameritech (1991-1992). He is a director of Johnson Controls, Inc., Central Vermont Public Service Corporation and Objective Communications Inc. and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the Illinois University Electrical Engineering and Computer Science Industrial Advisory Board. He is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990. He is a member of the Board's Audit and Compensation and Organization Committees.

    DAVID W. FOX, 67, formerly Chairman and Chief Executive Officer (1990-1995) and President (1987-1993) of Northern Trust Corporation and The Northern Trust Company, banking and financial services. Mr. Fox is a past director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee. He is a Governor and current Chairman of the Chicago Stock Exchange, director and past Chairman of Northwestern Memorial Hospital, and a trustee of the Adler Planetarium, The Orchestral Association, and DePaul University. Mr. Fox has been a director of the Corporation since May 1987, is a member of the Board's Executive and Finance Committees and is Chairman of its Compensation and Organization Committee.

     VALERIE B. JARRETT, 42, Executive Vice President (since 1995) of The Habitat Company; Commissioner, Department of Planning and Development, City of Chicago (1992-1995). She is Chairman of the Board of Directors of the Chicago Transit Authority, a director of the Regional Transportation Authority and Chairman of its Planning Committee, and a director of the Bank of America Illinois Advisory Board, The Chicago Network, the Metropolitan Planning Council, The German Marshall Fund, The University of Chicago Laboratory Schools, the Southeast Chicago Commission, The Fund for Community Redevelopment and Revitalization, the University of Chicago Hospital and the Museum of Science and Industry. She is also a member of the Visiting Committee of the University of Chicago School of Public Policy. Ms. Jarrett has been a director of the Corporation since August 1998 and is a member of the Board's Corporate Affairs Committee.

     MARVIN E. LESSER, 57, Managing Partner (since 1993) of Sigma Partners, L.P., a private investment partnership. Mr. Lesser has also been a private consultant since 1992. He was Managing Partner (1989-1994) of Cilluffo Associates, L.P., a private investment partnership. Mr. Lesser is a past director and Chair of the Seacoast Area Chapter (New Hampshire and Maine) of the American Red Cross. He has been a director of the Corporation since May 1993 and is a member of the Board's Audit and Finance Committees.

             RECOMMENDATIONS  OF THE BOARD OF  DIRECTORS
The Board of Directors recommends a vote FOR the election of the nominees listed

                      Directors Whose Terms Expire in 2000

     KEITH A. BROWN, 47, President (since 1987) of Chimera Corporation, a private management holding company. He is a director of Myers Industries, inc. and Morgan FunShares, Inc., a closed-end investment company. Mr. Brown has been a director of the Corporation since May 1993 and he is a member of the Board's Audit, Finance and Corporate Affairs Committees and its Committee on Directors.

    JAMES C. COTTING, 65, retired Chairman (1987-1996) and Chief Executive Officer (1987-1995) of Navistar International Corporation, truck and diesel engine manufacturing and financial services. Mr. Cotting is a director of Asarco Incorporated and a member of the Board of Governors of the Chicago Stock Exchange. Mr. Cotting has been a director of the Corporation since October 1987, is a member of the Board's Executive and Corporate Affairs Committees and Committee on Directors and is Chairman of its Finance Committee.

    W. DOUGLAS FORD, 55, Executive Vice President of BP Amoco p.l.c. and its predecessor, Amoco Corporation (since 1993); formerly President (1992-1993) and Executive Vice President (1991-1992) of Amoco Oil Company. Mr. Ford was elected a director of the Corporation in November 1996 and is a member of the Board's Compensation and Organization and Corporate Affairs Committees and its Committee on Directors.

    JOHN B. SCHWEMM, 64, retired Chairman (1983-1989) and Chief Executive Officer (1983-1988) of R.R. Donnelley & Sons Company, commercial and financial printing. He serves as a director of Walgreen Company and William Blair Mutual Funds; he also serves as a Life Trustee of Northwestern University. Mr. Schwemm has been a director of the Corporation since May 1988 and is a member of the Board's Executive, Audit and Compensation and Organization Committees and is Chairman of its Committee on Directors.


                      Directors Whose Terms Expire in 2001

    W.H. CLARK, 66, formerly Chairman of the Board (1984-1994), Chief Executive Officer (1982-1994) and President (1982-1990) of Nalco Chemical Company of Naperville, Illinois, specialized chemicals and technology. He is a director of Bethlehem Steel Corporation, Ultramar Diamond Shamrock Corporation, Fort James Corporation, Merrill Lynch Corporation, and Millenium Chemicals, Inc. Mr. Clark has been a director of the Corporation since August 1985, is a member of the Board's Executive and Compensation and Organization Committees, Committee on Directors and is Chairman of its Audit Committee.

     LAWRENCE M. CRUTCHER, 56, Managing Director (since 1990) of Veronis, Suhler & Associates, investment bankers. Mr. Crutcher has been a director of the Corporation since May 1993 and is a member of the Board's Finance and Corporate Affairs Committees and its Committee on Directors.

    WILLIAM C. FOOTE, 48, Chairman (since April 1996), President (January 1996-June 1997) and Chief Executive Officer (since January 1996); President and Chief Operating Officer (January 1994-December 1995); President and Chief Executive Officer, USG Interiors, Inc. (January 1993-December 1993); President and Chief Executive Officer, L&W Supply Corporation (September 1991-December
1993). He joined the Corporation in January 1984 and was appointed Vice President, Strategic Planning and Corporate Development, USG Corporation in March 1985. Mr. Foote is a director of GATX Corporation and Walgreen Co. He also serves as a director of Northwestern Memorial Hospital, as a trustee of the Museum of Science and Industry, and as a member of the INROADS Joint Advisory Council. He has been a director of the Corporation since March 1994 and is Chairman of the Board's Executive Committee.

    P. JACK O'BRYAN,  63,  President  and Chief  Operating  Officer  (since June
1997); Executive Vice President Operations (October 1996 to May 1997); Senior Vice President - Worldwide Manufacturing and Technology (September 1994 to October 1995); Senior Vice President and Chief Technology Officer (January 1993 to August 1994); President and Chief Executive Officer, L&W Supply Corporation (since February 1999); President and Chief Executive Officer, United States Gypsum Company (October 1996 to February 1999), and USG Interiors, Inc. (October 1995 to February 1999). Mr. O'Bryan joined the Corporation in 1958. He is a director of the National Association of Manufacturers. Mr. O'Bryan has been a director since August 1997.

    JUDITH A. SPRIESER, 45, Executive Vice President and Chief Financial Officer (since October 1998) of Sara Lee Corporation, packaged food and consumer products. Ms. Sprieser has been with Sara Lee Corporation since 1987 and served as Senior Vice President and Chief Financial Officer (1994-1998), and as President and Chief Executive Officer (1993-1994) and Chief Financial Officer (1990-1993) of Sara Lee Bakery, North America. She is also a director of Sara Lee Corporation. She has been a director of the Corporation since February 1994 and is a member of the Board's Audit, Compensation and Organization and Finance Committees and its Committee on Directors.

            Director Retiring Upon Conclusion of 1999 Annual Meeting

     PHILIP C. JACKSON, JR., 70, formerly Vice Chairman and a director of Compass Bank, Birmingham, Alabama, and of its parent company, Compass Bancshares (1980-1989), banking and financial services; currently Adjunct Professor, Birmingham-Southern College, Birmingham, Alabama (since January 1989). Mr. Jackson was a member (April 1990-April 1993) of the Thrift Depositors Protection Oversight Board, Washington, D.C. He serves as a Director of Saul Centers, Inc. and International Realty Corp. Mr. Jackson is Trustee, Birmingham - Southern College, Birmingham, Alabama. He has been a director of the Corporation since May 1979, is a member of the Board's Executive Committee and Committee on Directors and is Chairman of its Corporate Affairs Committee.

    The Board of Directors held six meetings during 1998 and the standing committees of the Board of Directors held an aggregate of 16 meetings during that year. Each director other than Ms. Sprieser attended at least 75% of the aggregate number of meetings in 1998 of the Board of Directors and the Board committees on which he or she served.

Committees of the Board of Directors

    The Board of Directors has established an Executive Committee, consisting of Mr. Foote, as Chairman, and Messrs. Clark, Cotting, Fox, Jackson and Schwemm, which, to the extent permitted by law, is authorized to exercise the power of the Board with respect to the management of the business and affairs of the Corporation between Board meetings. The Executive Committee did not meet in 1998. The other standing committees of the Board of Directors are the Audit, Compensation and Organization, Finance and Corporate Affairs Committees and the Committee on Directors.

    The Audit Committee has ongoing responsibilities with respect to adequacy of financial reporting, compliance with corporate policies, and the efficacy of corporate controls. These responsibilities include providing reasonable assurance to the Board of Directors that the Corporation's financial disclosure fairly portrays its financial condition, results of operations, and long-term plans and commitments and that there has been substantial compliance with corporate policies applicable to business conduct. The Committee also monitors the Corporation's system of internal controls for adequacy and implementation. It selects and employs a firm of certified public accountants (which selection and employment is subject to ratification by stockholders). It confers with the auditors regarding the scope of the audit and other services and the cost thereof and reviews with the auditors the findings disclosed during the audit, including matters relating to internal controls, the internal auditing function, accounting policies and financial reporting. The Committee members are W. H. Clark, Chairman, Robert L. Barnett, Keith A. Brown, Marvin E. Lesser, John B. Schwemm and Judith A. Sprieser. The Audit Committee held four meetings during 1998.

    The Compensation and Organization Committee reviews and makes recommendations to the Board of Directors with respect to management organization, succession and development programs, and the election of Corporation officers. The Committee reviews and approves Corporation officers' salaries, incentive compensation, and bonus awards. The Committee, or a subcommittee thereof, also makes the decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans which the Corporation has adopted or may adopt and approves and reports to the Board of Directors changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the Committee are David W. Fox, Chairman, Robert
L. Barnett, W. H. Clark, W. Douglas Ford, John B. Schwemm and Judith A. Sprieser. The Compensation and Organization Committee held two meetings during 1998.

    The Finance Committee provides review and oversight of and makes recommendations to the Board of Directors on the Corporation's financing requirements and programs to obtain funds; forecasting procedures on revenues, expenses, earnings, and cash flow; operating and capital expenditures budgets; relationships and communications with banks, other lenders and creditors, and stockholders; and adoption of any stock-based or significant cash compensation plan for key employees (other than an annual cash bonus plan consistent with past practice). The Committee reports periodically to the Board on the funding and investment performance of qualified pension plans of the Corporation and its subsidiaries and authorizes necessary or desirable changes in actuarial assumptions for funding those pension plans. The Committee also considers such other matters as may be referred to it from time to time by the Board. The Committee members are James C. Cotting, Chairman, Keith A. Brown, Lawrence M. Crutcher, David W. Fox, Marvin E. Lesser and Judith A. Sprieser. The Finance Committee held six meetings during 1998.

     The Corporate Affairs Committee reviews and recommends policies and programs important to the Corporation's position with those various constituencies whose understanding and goodwill are necessary to the Corporation's success. It reports periodically to the Board on the Corporation's activities in fulfilling its social responsibilities and complying with public policy. The members of the Committee are Philip C. Jackson, Jr., Chairman, Keith
A. Brown, James C. Cotting, Lawrence M. Crutcher, W. Douglas Ford and Valerie B. Jarrett. The Committee held two meetings in 1998.

     The Committee on Directors makes recommendations to the Board of Directors concerning the size and composition of the Board and committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as benefits and compensation of non-employee directors. The members of the Committee are John B. Schwemm, Chairman, Keith A. Brown, W. H. Clark, James C. Cotting, Lawrence M. Crutcher,
W. Douglas Ford, Philip C. Jackson, Jr., and Judith A. Sprieser. The Committee held two meetings during 1998.

    The Committee on Directors will consider recommendations from Corporation stockholders of director nominee candidates. Such recommendations must be in writing and must include a brief account of the individual's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which that individual is a director. Such recommendations should be sent to the Committee on Directors, attention of the Corporate Secretary, at the principal office of the Corporation. Recommendations may be submitted at any time but will not be considered by the Committee in connection with the annual meeting of a given year unless received on or before December 1 of the prior year.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information known to the Corporation regarding the beneficial ownership of Common Stock as of the Record Date by each current director and each of the five most highly compensated executive officers of the Corporation in 1998, and by all current directors and executive officers of the Corporation as a group (31 persons). Such information is derived from the filings made with the SEC by such persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, and subsequent information received by the Corporation. The totals include any shares which such individuals have the right to acquire within 60 days of the Record Date through the exercise of stock options, restricted stock subject to risk of forfeiture, and any shares allocated to the accounts of those individuals through December 31, 1998, under the USG Corporation Investment and Supplemental Retirement Plans.

                                            Shares Beneficially   Option Shares     Total and
                                            Owned, Excluding       Exercisable      Percent of
              Name                            Options (a)(b)      Within 60 Days     Class (f)
              ----                            --------------      --------------     ---------

         Robert L. Barnett ...............        3,750                 0             3,750
         Keith A. Brown...................     138,170(c)               0           138,170
         W. H. Clark......................        5,358                 0             5,358
         James C. Cotting.................        3,129                 0             3,129
         Lawrence M. Crutcher.............      10,456(d)               0            10,456
         Richard H. Fleming...............       49,497           118,000           167,497
         William C. Foote.................     104,731(e)         120,000           224,731
         W. Douglas Ford..................        1,285                 0             1,285
         David W. Fox.....................        5,402                 0             5,402
         Philip C. Jackson, Jr............        5,115                 0             5,115
         Valerie B. Jarrett...............           75                 0                75
         Arthur G. Leisten................       27,694            41,000            68,694
         Marvin E. Lesser.................        3,325                 0             3,325
         P. Jack O'Bryan..................       75,091            87,000           162,091
         Harold E. Pendexter, Jr..........       40,186            91,000           131,186
         John B. Schwemm..................        3,787                 0             3,787
         Judith A. Sprieser  .............        2,349                 0             2,349

         All directors and executive
         officers as a group (31 persons),
         including those directors and
         executives named above...........      684,881           737,650         1,422,456

     (a) Includes restricted stock grants to executive officers subject to risk of forfeiture, as follows: Mr. Fleming, 36,000 shares; Mr. Foote, 60,000 shares; Mr. Leisten, 24,000 shares; Mr. O'Bryan, 40,000 shares; Mr. Pendexter, 24,000 shares; all executive officers as a group: 356,500 shares.

     (b) Includes deferred stock units under the Stock Compensation Program for Non-Employee Directors, as follows: Mr. Cotting, 501 units; and Mr. Lesser, 870 units. See "Director Compensation" below.

     (c) Includes 135,715 shares held by trusts of which Mr. Brown is a trustee.

     (d) Includes 5,990 shares held by Mr. Crutcher as trustee for the benefit of his adult children in which shares he disclaims beneficial ownership.

     (e) Includes 5,000 shares held by Mr. Foote's spouse, Kari H. Foote, in which shares he disclaims beneficial ownership.

     (f) Total beneficial ownership of 1,422,456 shares of Common Stock by members of the group identified above represents approximately 2.9% of total outstanding shares of Common Stock; no individual holding within such group exceeded approximately 0.45% of total outstanding shares.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's executive officers, directors and 10% owners file reports of ownership and changes of ownership of Common Stock with the SEC and the New York Stock Exchange. Based on a review of copies of such reports provided to the Corporation during 1998, the Corporation believes that all filing requirements were met during such year.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The  discussion  that  follows  has been  prepared  based on the actual compensation paid and benefits provided by the Corporation to the five most highly compensated executive officers of the Corporation (collectively, the "Named Executives"), for services performed during 1998 and the other periods indicated. This historical data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.


Summary Compensation Table


         The following table summarizes for the years indicated the compensation awarded to, earned by or paid to the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

                                                                                Long-Term Compensation
                                                                                ----------------------
                                    Annual Compensation                    Awards                   Payouts
                            --------------------------------------  --------------------     --------------------
                                                           Other
                                                           Annual   Restricted                         All Other
                                                           Compen-    Stock     Options/    LTIP        Compen-
     Name and                       Salary    Bonus        sation    Awards      SARs      Payouts      sation
 Principal Position         Year     ($)     ($)(a)        ($)(b)    ($)(c)       (#)        ($)        ($)(d)
------------------------    ----  --------  --------      --------  --------    -------    -------     --------

William C. Foote            1998  $637,500  $524,615      $50,997   $726,300     35,000       -        $ 75,259
    (Chairman and           1997   562,500   598,280       79,627    498,750     35,000       -          68,958
     CEO)                   1996   500,000   477,593       59,236    440,625     35,000       -          42,881

P. Jack O'Bryan             1998   475,000   332,064       53,012    484,200     25,000       -          49,347
    (President and Chief    1997   435,417   335,300            -    332,500     22,000       -          43,566
     Operating Officer)     1996   363,335   221,708            -    205,625     15,000       -          29,754

Harold E. Pendexter, Jr.    1998   346,333   233,275       55,718    338,940     15,000       -          35,613
    (Senior Vice President  1997   326,333   238,440            -    166,250     13,000       -          33,334
     and Chief              1996   318,000   176,456            -    146,875     13,000       -          27,101
     Administrative
     Officer)

Arthur G. Leisten           1998   328,000   214,995            -    338,940     15,000       -          34,828
    (Senior Vice President  1997   316,333   243,890            -    166,250     13,000       -          32,671
     and General Counsel)   1996   308,000   176,456            -    146,875     13,000       -          26,555

Richard H. Fleming          1998   316,667   208,480            -    884,565     15,000       -          32,525
    (Senior Vice President  1997   295,000   208,410            -    232,750     15,000       -          31,256
     and Chief Financial    1996   270,000   176,456            -    205,625     13,000       -          24,480
     Officer)(e)

     (a) Reflects payments arising from cash award opportunities under the Corporation's Annual Management Incentive Program. The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans.

     (b) Mr. Foote's Other Annual Compensation included $14,400 in automobile allowance in each of the years 1996 through 1998, and $15,457 and $28,568 in estate planning reimbursement in 1996 and 1997, respectively; Mr. O'Bryan's Other Annual Compensation for 1998 included $14,400 in automobile allowance; Mr. Pendexter's Other Annual Compensation for 1998 included $14,684 in Executive Death Benefit Plan and Accidental Death and Dismemberment Coverage and $14,400 in Automobile Allowance; no other Named Executive had perquisites and other personal benefits aggregating the lesser of either $50,000 or 10 percent of salary and bonus for 1998, 1997 or 1996.

     (c) Indicated amounts arise from performance-based restricted stock awards on January 2, 1998, January 2, 1997, and January 2, 1996, respectively, and the grant of a time-vested restricted stock award of 10,000 shares to Mr. Fleming on February 11, 1998. The aggregate restricted stock holdings of each of the Named Executives as of December 31, 1998, and the value of such holdings on such date, are as follows: Mr. Foote, 45,000 shares, $2,287,800; Mr. O'Bryan, 27,000 shares, $1,372,680; Mr. Pendexter, 17,000 shares, $864,280; Mr. Leisten, 17,000 shares, $864,280; and Mr. Fleming, 29,000 shares, $1,474,360. Such restricted stock is eligible for any dividend paid on shares of the Corporation's common stock. In addition to such restrictive stock awards, the Named Executives were granted the nonqualified stock options described in the chart below titled "Option/SAR Grants in Last Fiscal Year" on January 2, 1998.

     (d) All other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.

     (e) Mr. Fleming was named Executive Vice President and Chief Financial Officer on February 10, 1999.

                                           Option/SAR Grants In Last Fiscal Year (a)


                                                                                                 Potential
                                                                                              Realizable Value
                                                                                              At Assumed Annual
                                                       Individual Grants                       Rates of Stock
                                    ----------------------------------------------------     Price Appreciation
                                     Securities     % of Total                                For Option Term(c)
                                     Underlying    Options/SARs                            ---------------------
                                    Options/SARs    Granted To    Exercise
                                       Granted      Employees      Price      Expiration
                                       (#)(b)        In 1998       ($/SH)        Date         5%($)      10%($)
                                       ------        -------       ------        ----         -----      ------

William C. Foote................       35,000          8.70         48.42       1/2/08     1,065,750   2,700,915
P. Jack O'Bryan.................       25,000          6.21         48.42       1/2/08       761,250   1,929,250
Harold E. Pendexter, Jr.........       15,000          3.73         48.42       1/2/08       456,750   1,157,550
Arthur G. Leisten...............       15,000          3.73         48.42       1/2/08       456,750   1,157,550
Richard H. Fleming .............       15,000          3.73         48.42       1/2/08       456,750   1,157,550

(a) No  SARs  were  granted  in  1998,  and no SARs  have  been  granted  or are
outstanding  under  any  of  the  Corporation's   long-term  equity  plans  with
outstanding awards.

(b) Options granted on January 2, 1998, at an exercise price equal to the market value of a share of Common Stock on such date. These options become exercisable on the second anniversary of the date of the grant and expire on the tenth anniversary of the date of grant except in the case of retirement, death or disability in which case they expire on the earlier of the fifth anniversary of such event or the expiration of the original option term.

(c) Assumes appreciation in value from the date of grant to the end of the option term, at the indicated rate.


                  Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values (a)

                                                            Number of Securities
                          Number of                        Underlying Unexercised        Value of Unexercised In-
                           Shares                          Options/SARs at Fiscal         the-Money Options/SARs
                         Underlying                               Year-End                 At Fiscal Year-End
                          Options         Value        ------------------------------  ---------------------------
                         Exercised      Realized       Exercisable      Unexercisable  Exercisable   Unexercisable
      Name                  (#)            ($)             (#)               ($)           ($)           ($)
      ----                  ---            ---             ---               ---           ---           ---

William C. Foote               0               0         135,000           70,000       6,863,400      3,558,800
P. Jack O'Bryan           20,000       1,095,000          65,000           47,000       3,304,600      2,389,480
Harold E. Pendexter, Jr.  10,000         533,750          78,000           28,000       3,965,520      1,423,520
Arthur G. Leisten         25,000       1,165,320          48,000           28,000       2,440,320      1,423,520
Richard H. Fleming        10,000         551,875         103,000           30,000       5,236,520      1,525,200

(a) No SARs were outstanding as of December 31, 1998.


Employment Agreements

     In order to assure continued availability of services of the Named Executives, the Corporation, or one of its subsidiaries, entered into employment agreements (the "Employment Agreements") with such Named Executives in 1993 which superseded substantially identical agreements entered into on various dates prior to 1993. The Employment Agreements have a current term expiring on December 31, 2000, and will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term.

     The Employment Agreements provide for minimum annual salaries at the then current rate to be paid at normal pay periods and at normal intervals to such Named Executives, with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board of Directors. The Employment Agreements require that each such Named Executive devote full attention and best efforts during the term of such agreement to the performance of assigned duties. A Named Executive discharged without cause by the Corporation during the term of an Employment Agreement may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. If a Named Executive becomes disabled during the term of an Employment Agreement, compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of an Employment Agreement, one-half of the full rate of compensation in effect at the time of death will be paid to the Named
Executive's beneficiary for the remainder of the unexpired term of the Employment Agreement.

     Each such Named Executive has undertaken, during the term of such Employment Agreement and for a period of three years thereafter, not to participate, directly or indirectly, in any enterprise which competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States. Each such Named Executive has also agreed not to, at any time, use for personal benefit or the benefit of others or disclose to others any of the Corporation's confidential information except as required by the performance of duties under an Employment Agreement.


Termination Compensation Agreements

     The Corporation is a party to termination compensation agreements with the Named Executives which have a current term expiring on December 31, 1999, and which will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term. A Named Executive's agreement terminates upon the earlier of retirement or attaining age 65.

     The agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Such circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason." Each "change in control" will begin a new three-year period for the foregoing purposes. For purposes of the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events; (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his or her duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation; and
(iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

     The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) the then annual base salary, computed at 12 times the then current monthly pay and (ii) the full year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes, together with payment of a gross-up amount to provide for applicable federal excise taxes in the event such lump sum and all other benefits payable to the Named Executive constitute an "excess parachute payment" under the Internal Revenue Code. The Corporation is required to maintain in full force and effect until the earlier of (i) two years after the date of any termination which gives rise to benefits under any of the agreements and (ii) commencement by the Named Executive of full-time employment with a new employer, all insurance plans and arrangements in which the Named Executive was entitled to participate immediately prior to termination in a manner which would give rise to benefits under the agreements, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See "Retirement Plans" below. A Named Executive with a total of less than five years of credited service following such crediting will nonetheless be treated as if fully vested under that Plan, but with benefits calculated solely on the basis of such total benefit service.

     The Corporation is obligated to reimburse all legal fees and expenses incurred by a Named Executive as a result of a termination which gives rise to benefits under an agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under such agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment and "good reason" does not exist.

     The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits payable under such agreements. Immediately upon any change in control, the Corporation may deposit with the trustee under such trust an amount reasonably estimated to be potentially payable under all such agreements, taking into account any previous deposits. In the event that the assets of such trust in fact prove insufficient to provide for benefits payable under all such agreements, the shortfall would be paid directly by the Corporation from its general assets.

Retirement Plans

     The following table shows the annual pension benefits on a straight-life annuity basis for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary Social Security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of benefit service under the Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the ten years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.


                                                                 Retirement Plan Table
                                                               Years of Benefit Service
                                                               ------------------------
     Covered Compensation              20              25                30                35            40
     -----------------------------------------------------------------------------------------------------------

     $ 200,000 ................... $ 64,000        $ 80,000          $ 96,000          $112,000       $ 128,000
       400,000....................  128,000         160,000           192,000           224,000         256,000
       600,000....................  192,000         240,000           288,000           336,000         384,000
       800,000....................  256,000         320,000           384,000           448,000         512,000
     1,000,000....................  320,000         400,000           480,000           560,000         640,000
     1,200,000....................  384,000         480,000           576,000           672,000         768,000
     1,400,000....................  448,000         560,000           672,000           784,000         896,000
     1,600,000....................  512,000         640,000           768,000           896,000       1,024,000

     The Named Executives participate in the Retirement Plan. The full years of continuous credited service of the Named Executives at December 31, 1998, were as follows: Mr. Foote, 15; Mr. O'Bryan, 40; Mr. Pendexter, 41; Mr. Leisten, 23; and Mr. Fleming, 25. Compensation under the Retirement Plan includes salary and cash incentive compensation for the year in which payments are made.

     Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits under this supplemental plan. Amounts are deposited in this trust from time to time to provide a source of payments to participants as they retire as well as for periodic payments to certain other retirees. In addition, the Corporation has authorized establishment by certain individuals, including Messrs. O'Bryan and Pendexter, of special retirement accounts with independent financial institutions as an additional means of funding the Corporation's obligations to make such supplemental payments.


Director Compensation

     Directors who are not employees of the Corporation are currently entitled to receive a retainer of $6,500 per quarter plus a fee of $1,200 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings. A non-employee director serving as chairman of a committee is entitled to receive an additional retainer of $1,000 per quarter for each such chairmanship. The third quarter retainer is paid in common stock of the Corporation having a value of $6,500. Directors may elect to receive some or all of the retainers for the other three quarters, as well as meeting fees and chairmen's retainers, in cash or in the form of deferred stock units which will increase or decrease in value in direct relation to shares of Common Stock and be paid in cash upon termination of Board service ("Deferred Stock Units"). Additional fees for pre-meeting consultations may be paid as applicable to non-employee directors, the amount of such fees to bear a reasonable relationship to the regular meeting fee of $1,200 and the customary length of a meeting of the Board committee involved. Commencing in 1998, non-employee directors also receive annual grants of 500 shares of common stock (prorated in the event of less than one year's service) on July 1 each year. Directors may elect to defer such annual grants into Deferred Stock Units. No director of the Corporation has received any compensation of any kind for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.


                COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation and Organization Committee of the Board of Directors (the "Committee"), which is composed entirely of independent, non-employee directors, has overall responsibility for the Corporation's executive compensation programs. The Committee or a subcommittee thereof approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stock-based awards and related executive compensation issues.

     The Corporation's executive compensation strategy has been designed to reward executives who plan and lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are developed and administered to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation's executives with that of its stockholders. This philosophy encompasses the following guiding principles:

     1. A significant portion of the total compensation opportunity is variable and dependent upon the Corporation's annual and long-term business and financial performance.

     2. Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards and longer-range strategic initiatives through a long-term equity program. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

     3. The programs provide overall compensation opportunities that are at competitive levels with comparably sized industrial companies.

     The components of the Corporation's executive compensation program are comprised of base salary, annual incentive cash awards and a long-term equity program.

     Each year, the Committee conducts a comprehensive evaluation of the Corporation's executive compensation programs: For 1998, the Committee compared the Corporation's salary and cash incentive programs to those of a peer group of approximately 600 participants representing 405 industrial organizations as well as to a smaller group of approximately 100 industrial companies with similar annual revenues ($1 billion to $3 billion) that represent the Corporation's direct competition for executive talent. The Committee also reviewed annualized option grant values of a peer group of over 600 industrial organizations. (The peer groups reviewed for compensation purposes are significantly broader than the Building Materials Group used in the graph of cumulative stockholder return included in this proxy statement, with any overlapping coincidental. The former groups are utilized to assess compensation practices and trends among industrial enterprises generally and comparably sized companies with which the Corporation competes for executive talent specifically, while the latter group was selected to reflect business compatibility in stockholder return comparisons.) In addition, the Committee considers recommendations from the Corporation's Human Resources Department, which works closely with independent compensation consultants. In reviewing the compensation of executives other than the Chief Executive Officer, the Committee also considers the Chief Executive Officer's counsel and recommendations.


Base Salaries

     Prior to 1997, salary ranges were established for each position, and the amount and timing of individual executive salary increases varied based upon performance rating and contribution, current salary relative to midpoint for the established salary range, career progress and the annual salary budget allotment.

     In September 1996, the Committee determined to institute the use of internal market rates, in lieu of salary ranges, as managing points for the base salaries of the 20 most senior executive positions, beginning in 1997. The Committee believed that the change, due to the uniqueness of the applicable positions, would enhance flexibility in executive salary administration. External market rates for each of the positions at the approximate 60th percentile of salaries for comparable positions were determined using survey data from independent compensation consultants. An internal market rate was then established for each position either at, below or above the external rate based on relevant internal factors including impact on the Corporation and relative scope of the position. Internal market rates for all applicable positions will be reviewed by the Committee annually and adjusted, if warranted by personal performance, job description and external market rates, as of a common date.


Annual Incentive Cash Awards

     The Corporation's executive officers are eligible for annual incentive cash awards under the provisions of the Annual Management Incentive Program established under the Corporation's Omnibus Management Incentive Plan approved by the stockholders in 1997. Approximately 270 officers and managers with position values above a specified threshold were eligible to participate in the program in 1998. The program provides for cash awards based upon the achievement of established, quantifiable operational and financial objectives designed to enhance the Corporation's overall performance. A lesser incentive award is paid for goal achievement above threshold but below target and an increased incentive award is paid for goal achievement above target. Each Named Executive has an annual incentive opportunity (target) which is expressed as a percentage of annualized salary and varies with the participant's level of management accountability. Program measurements for 1998 were based upon an income goal and the attainment of strategic focus objectives derived from the formal planning process. Actual income goal achievement may result in an upward or downward adjustment to the portion of the award based on goal income. A third step in the award calculation provides for an adjustment, either upward or downward, for personal performance (except in the case of the 19 most senior executives, including the Named Executives), to determine an annual management incentive award. Maximum awards are capped at 200% of target. Annual goals are reviewed and approved by the Committee. Awards are approved by the Committee following its written certification of goal attainment and are payable in cash. Corporate goal achievement for 1998 resulted in awards averaging 121.8% of target to the Named Executives.

Long-Term Equity Program

     Non-qualified stock options for 402,500 shares were granted in 1998 to 69 executives and senior managers, in each case at an exercise price equal to market value on the date of grant. These options generally become exercisable in full on the second anniversary of the date of the grant. In determining individual award levels of such grants to executive officers, the Committee considered a number of objective factors, such as survey data with respect to award multiples among comparably sized corporations, and a number of subjective factors, including the individual's assigned position value, anticipated career path and performance rating. The Committee also considered survey data indicating that annualized option grant values overall as a multiple of base salary ranked in the approximate 50th percentile of surveyed companies.

     The 21 most senior executives and managers received a portion approximating 30% of their 1998 long-term equity grants in the form of performance-based restricted stock which is subject to risk of forfeiture after three years based on performance in relation to the cumulative shareholder returns of a peer group of 21 building materials companies. A shareholder return (including reinvestment of dividends) for the Corporation at the 70th percentile or better of the peer group is required for a 100% pay-out, with smaller percentile returns resulting in lower pay-outs and no pay-out for shareholder return below the 40th percentile.


Limitations On Compensation Deductibility

     The Committee has reviewed the effect on the Corporation's executive compensation programs of provisions of the Internal Revenue Code limiting the deductibility of annual covered compensation in excess of $1 million in any year by the Corporation paid to its chief executive officer and the four other most highly compensated executive officers for such year. Based upon such review, the Committee believes that compensation to any such executive officer in 1998 from
(i) annual incentive cash awards for that year, or (ii) in connection with exercises of stock options, will be deemed performanced-based and exempt from the calculation of covered compensation subject to the deductibility limitation, resulting in no limitation on the deductibility of annual covered compensation for 1998. The Committee also believes that compensation to any executive officer in connection with shares deemed earned under any award of performance-based restricted stock, commencing in 1999, will similarly be exempt. It is the view of the Committee that there is no practicable action that could be taken to qualify regular salaries or other likely annual compensation, other than the aforementioned performance-based compensation, for such exemption under the applicable provision of the Internal Revenue Code as currently in effect.


                 The Chief Executive Officer's 1998 Compensation

     In 1998, the compensation for William C. Foote consisted principally of (i) salary of $637,500; (ii) a 1998 annual incentive cash award of $524,615; and
(iii) long-term incentive compensation consisting of (a) a grant of a non-qualified stock option for 35,000 shares of Common Stock, and (b) a grant of performance-based restricted stock of 15,000 shares of Common Stock.


Base Salary

     Mr. Foote's base salary as of March 1, 1998, was approved by the Committee in February 1998. The Committee set Mr. Foote's base salary at an annual rate of $650,000, an increase of $75,000 over the base salary effective on March 1, 1997, the date of his last increase. Following such increase, Mr. Foote's base salary ranked in the 39th percentile of the survey group. In determining Mr. Foote's base salary, the Committee considered the base salaries of chief executive officers of comparably sized industrial companies, the Corporation's strong operating performance in 1998, and Mr. Foote's tenure and individual performance as Chief Executive Officer, including execution of the Corporation's principal executive assignment and leadership in development of strategic and financial plans and legal affairs.


Annual Management Incentive Plan

     Mr. Foote's 1998 Annual Management Incentive Program award was determined on the basis of the Corporation's overall achievement versus previously determined goals described earlier in this report. Mr. Foote's 1998 annual incentive opportunity (target) was expressed as 70%, or $455,000, of the annualized salary for his position ($650,000) determined as discussed above. The corporate goal achievement for 1998 described earlier in this report resulted in an award of 115.3%, or $524,615, of target to Mr. Foote.


Long-Term Compensation

     Mr. Foote's long-term compensation in 1998 was provided by: (a) the grant of a non-qualified stock option for 35,000 shares of Common Stock; and (b) the grant of performance-based restricted stock for 15,000 shares of Common Stock described earlier. These grants were upon the same terms, and involved the Committee's consideration of the same factors, described earlier in this report with respect to all 1998 grants. The Committee also considered survey data indicating that Mr. Foote's annualized grant value as a multiple of base salary ranked in the approximate 50th percentile of values among surveyed companies.

     The Committee believes that the Corporation's executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation in achieving its financial and strategic business objectives. In 1998, the Named Executives received approximately 69.8% of their compensation from corporate performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to corporate performance and to monitor the effectiveness of the program, and the Committee will institute changes as it deems appropriate to promote policy goals.

This report is submitted  by the members of the  Compensation  and  Organization
Committee:

         DAVID W. FOX, CHAIRMAN
         ROBERT L. BARNETT
         W. H. CLARK
         W. DOUGLAS FORD
         JOHN B. SCHWEMM
         JUDITH A. SPRIESER

                                PERFORMANCE GRAPH

     The following graph and table compares the cumulative total stockholder return on the Corporation's Common Stock with the Standard and Poor's 500 Index
(the "S&P 500") and a peer group of companies in the building materials industry selected by the Corporation for purposes of comparison and described more fully below (the "Building Materials Group"), in each case assuming an initial investment of $100 and full dividend reinvestment, for the five-year period ended December 31, 1998.


                                                   [GRAPHIC OMITTED]





                         Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,          Dec. 31,
                           1993          1994          1995          1996          1997              1998
                           ----          ----          ----          ----          ----              ----
USG Corporation           $100           $67          $103          $116          $168              $175
S&P 500                    100           101           140           171           229               294
Building                   100            87           118           136           142               154
Materials Group


All amounts rounded to nearest dollar.

     The Building Materials Group is comprised of the following 21 publicly traded companies in the building materials industry for all periods reflected in the performance graph, except as noted: Ameron, Inc., Apogee Enterprises, Inc., Armstrong World Industries, Inc., Bird Corp. (through 1997), Butler Manufacturing Co., Crane Co., Elcor Corp., Fluor Corp., International Aluminum Corp., Jannock, Ltd., Johns- Manville Corp., Justin Industries, Masco Corp., Morgan Products, Ltd., Morrison Knudsen Corp. (from mid-1996; prior periods reflect returns of merger partner Washington Construction Group, Inc.), Owens-Corning, Perini Corp., Ply-Gem Industries (through 1996), PPG Industries, Inc., Thomas Industries, Inc., and TJ International, Inc.



                   ITEM NO. 2--RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, Chicago, Illinois, has examined the financial statements of the Corporation for many years. The following resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Arthur Andersen LLP, as independent public accountants, to examine the financial statements of the Corporation for the current year ending December 31, 1999, and to perform other related accounting services.

     RESOLVED: That the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP as independent public accountants of the Corporation for the current year ending December 31, 1999, is hereby ratified, approved, and confirmed.

     The Corporation has been advised by Arthur Andersen LLP that no member of the firm has any financial interest, either direct or indirect, in the Corporation, or has any connection with the Corporation in any capacity other than that of public accountants. A member of Arthur Andersen LLP will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement if he or she so desires.

     If the stockholders do not ratify the appointment of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.



                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR this resolution.

     The affirmative vote of the holders of a majority of the shares represented at the meeting is required for adoption of this resolution.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Kissel-Blake Inc. to assist in this solicitation at a fee of $9,000 plus reimbursement of normal expenses. The Corporation also will reimburse upon request all brokers and other persons holding shares for the benefit of others for their reasonable expenses in forwarding proxies and accompanying material to the beneficial owners of such shares and in obtaining authorization from such beneficial owners to give proxies.

     The Board of Directors does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is presented for such action, the individuals named in the proxy solicited by the Board of Directors intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.


                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholder proposals and nominations for directors intended for inclusion in the Corporation's proxy statement relating to the next annual meeting in May 2000 must be received not later than December 1, 1999. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. Under the Corporation's By-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Corporation's May 2000 annual meeting, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no earlier than February 11, 2000 nor later than March 14, 2000, and must comply with the procedures outlined in the Corporation's by-laws, a copy of which is available upon request from the Corporate Secretary, 125 South Franklin Street, Chicago, Illinois 60606-4678.

                                          By order of the Board of Directors


                                          /s/ DEAN H. GOOSSEN
                                          -------------------
                                          Corporate Secretary
Dated:   March 29, 1999